Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Announces Fourth Quarter 2013 Financial Results

Declares a Dividend of $0.34 Per Share

BOSTON – March 5, 2014 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit” or the “Company”), a direct lender to middle market companies, today announced financial results for its fiscal fourth quarter ended Dec. 31, 2013. Additionally, THL Credit announced that its Board of Directors has declared a first fiscal quarter 2014 dividend of $0.34 per share payable on March 31, 2014, to stockholders of record as of March 17, 2014.

HIGHLIGHTS

($ in millions, except per share amounts)
As of Dec. 31, 2013
Portfolio results
Total assets	$672.9
Investment portfolio, at fair value	$648.9
Net assets	$452.9
Net asset value per share	$13.36
Weighted average yield on investments	11.7%

	Year ended Dec. 31, 2013	Quarter ended Dec. 31, 2013
Portfolio activity
Total portfolio investments made, at par	$411.8	$111.2
Number of new portfolio investments	24	6
Number of portfolio investments at end of period	54	54
Operating results
Total investment income	$74.7	$18.5
Net investment income	$41.4	$9.1
Net increase in net assets from operations	$42.7	$10.7
Net investment income per share	$1.37	$0.27
Net realized gains per share	$0.09	$0.01
Dividends declared per share	$1.43	$0.34

“We had strong net portfolio growth of $76 million from $109 million of new investments during the quarter. We believe we are well positioned for continued growth with the expansion of our credit facility by $85 million in October, providing us with the liquidity to acquit an active pipeline,” said James K. Hunt, chief executive officer of THL Credit. “We continued to see the most attractive returns during the fourth quarter of 2013, from a risk-adjusted perspective, in first and second lien positions. We are pleased with our origination pace as we begin 2014. To date in the first quarter, we realized $2.8 million in proceeds from our equity positions in YP Equity Investor, LLC, or YP, and Surgery Center Holdings, Inc., or Surgery Center.”

PORTFOLIO AND INVESTMENT ACTIVITY

In the fourth quarter, THL Credit closed on $109.0 million in six new investments and $2.2 million in follow-on investments in three existing portfolio companies.

Investments for the quarter included:

•	$23.7 million investment in the first lien term loan and delayed draw facility of Food Processing Holdings, LLC (“Food Holdings”) headquartered in Albertville, AL in connection with this investment THL Credit received $14.2 million in proceeds from the prepayment of THL Credit’s existing investment in the subordinated term loan of Food Holdings as part of a recapitalization of the business;

•	$7.3 million investment in the second lien term loan of Allen Edmonds Corporation, a designer and manufacturer of men’s footwear and accessories, headquartered in Port Washington, WI;

•	$22.0 million investment in the senior secured term loan of Copperweld Bimetallics LLC, a producer of bimetallic wire products primarily used in telecom and utility industry applications, headquartered in Fayetteville, TN;

•	$5.0 million investment in the subordinated notes of Flagship VII Limited, a collateralized loan obligation managed by Deutsche Investment Management Americas Inc., headquatered in New York, NY;

•	$24.0 million investment in the senior secured term loan and second lien term loan of Hostway Corporation (“Hostway”) (together with, an equity investment in an affiliated entity of Hostway), a provider of hosted information technology solutions to small and medium-size businesses and enterprise customers, headquartered in Chicago, IL;

•	$27.0 million investment in the senior secured term loan of Charming Charlie LLC, a fashion accessory retailer, headquartered in Houston, TX; and

•	Follow-on investments of $1.4 million in the revolving loan of Key Brand Entertainment, Inc., headquartered in New York, NY, and $0.8 million in two limited partnership equity investments.

The weighted average yield on new investments made this quarter was 10.3 percent. The Company’s first and second lien holdings in the investment portfolio have increased from 44 percent as of Dec. 31, 2012 to 65 percent as of Dec. 31, 2013. The Company’s floating rate debt investments have increased from 43 percent as of Dec. 31, 2012 to 59 percent as of Dec. 31, 2013. Realizations for the quarter included:

•	$6.0 million in proceeds from the repayment of THL Credit’s remaining debt investment in AIM Media Texas Operating, LLC, which includes a prepayment premium;

•	$10.0 million from the sale of a portion of THL Credit’s investment in Oasis Legal Finance Holdings Company LLC to a co-investor; and

•	$1.5 million in proceeds from the repayment of the delayed draw facility of Food Holdings.

These transactions bring the total fair value of THL Credit’s investment portfolio to $648.9 million across 54 portfolio investments at the end of the year. As of Dec. 31, 2013, the weighted average yield of the debt and income-producing securities in the investment portfolio at their current cost basis was 11.7 percent. The weighted average yield on the debt investments alone at their current cost basis was 11.4 percent. As of Dec. 31, 2013, THL Credit had two loans on non-accrual status with an aggregate amortized cost basis of $21.0 million and fair value of $16.8 million, or 3.2 percent and 2.6 percent of the portfolio’s amortized cost and fair value, respectively.

As of Dec. 31, 2013, THL Credit’s investment portfolio at fair value was allocated 41 percent in first lien debt, including unitranche investments, 24 percent in second lien debt, 24 percent in subordinated debt, 9 percent in other income-producing securities and 2 percent in equity securities.

This compares to its portfolio as of Dec. 31, 2012, which had a fair value of $394.3 million across 34 investments allocated 26 percent in first lien debt, including unitranche investments, 18 percent in second lien debt, 47 percent in subordinated debt, 7 percent in other income-producing securities, and 2 percent in equity securities. The weighted average yield of the debt and other income-producing securities in the investment portfolio at their cost basis as of Dec. 31, 2012, was 13.9 percent. The weighted average yield on the debt investments alone at their cost basis as of Dec. 31, 2012, was 13.7 percent. There were no loans on non-accrual status as of Dec. 31, 2012.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended Dec. 31, 2013 and 2012 was $18.5 million and $16.4 million, respectively, and consisted of $16.4 million and $14.3 million of interest income on debt securities (which included $0.6 million and $1.1 million, respectively, of PIK interest and $0.2 million and $1.0 million, respectively, of prepayment premiums), ($0.8) million and $0.4 million of dividend income, $1.9 million and $0.9 million of interest income on other income-producing securities and $1.0 million and $0.8 million of other income, respectively, primarily related to fees from THL Credit’s managed funds, THL Credit Greenway Fund LLC (“Greenway”) and THL Credit Greenway Fund II LLC (“Greenway II”).

The increase in the investment income compared to the same periods in prior years is due to the growth of THL Credit’s investment portfolio in both debt as well as other income-producing securities. The decrease in dividend income is the result of a reclassification of previously recognized dividend income to realized gain due to adjusted tax estimates from portfolio companies.

Total investment income for the years ended Dec. 31, 2013 and 2012 was $74.7 million and $53.1 million, respectively, and consisted of $60.3 million and $47.0 million of interest income on debt securities (which included $3.2 million and $4.1 million, respectively, of PIK interest and $1.3 million and $2.6 million, respectively, of prepayment premiums), $4.1 million and $0.4 million of dividend income, $6.5 million and $2.8 million of interest income on other income-producing securities and $3.7 million and $2.9 million of other income, respectively, primarily related to fees from Greenway and Greenway II.

The increase in the investment income is due to the growth of THL Credit’s investment portfolio in both debt as well as other income-producing securities, dividends received from THL Credit’s equity investments in YP Equity Investors, LLC, or YP, and Greenway II fees.

Expenses

Expenses for the three months ended Dec. 31, 2013 and 2012 were $9.4 million and $7.4 million, respectively. For the three months ended Dec. 31, 2013 and 2012, base management fees were $2.2 million and $1.5 million, incentive fees totaled $2.6 million and $2.3 million, administrator and other expenses for the same periods totaled $2.3 million and $1.8 million and fees and expenses related to THL Credit’s credit facility for the same periods totaled $2.2 million and $1.2 million, respectively. In addition, for the three months ended Dec. 31, 2013 and 2012, THL Credit recorded an income tax provision related to its consolidated blocker corporations and excise tax of $0.1 million and $0.6 million, respectively.

Expenses for the years ended Dec. 31, 2013 and 2012 were $33.3 million and $22.9 million, respectively. For the years ended Dec. 31, 2013 and 2012, base management fees were $7.5 million and $4.9 million, incentive fees totaled $10.7 million and $7.0 million, administrator and other expenses for the same periods totaled $7.5 million and $6.3 million and fees and expenses related to THL Credit’s credit facility for the same periods totaled $7.1 million and $4.1 million, respectively. In addition, for the years ended Dec. 31, 2013 and 2012, THL Credit recorded an income tax provision related to its consolidated blocker and excise tax of $0.5 million and $0.6 million, respectively.

The increase in base management fees and incentive fee expense is due to growth in the investment portfolio and net investment income. The increase in administrator and other expenses is due to growth of administrator costs and professional fees associated with the growth of THL Credit’s portfolio. The increase in expenses and fees related to the credit facility is due to the level of borrowings and the increased commitment size of the revolving and term loan credit facilities.

Net investment income

Net investment income totaled $9.1 million and $9.0 million, or $0.27 and $0.34 per share based upon weighted average common shares outstanding, for the three months ended Dec. 31, 2013 and 2012, respectively.

The increase in net investment income compared to the same period in the prior year was due primarily to the growth of THL Credit’s investment portfolio and related interest income offset by lower fees related to prepayments, the effect of dividends reclassified during the three months ended December 31, 2013 and higher interest expense related to borrowings.

Net investment income totaled $41.4 million and $30.2 million, or $1.37 and $1.38 per share based upon weighted average common shares outstanding, for the years ended Dec. 31, 2013 and 2012, respectively.

The increase in net investment income compared to the same period in the prior year is due principally to the growth of THL Credit’s investment portfolio, dividends from YP and fees received from Greenway II.

Net realized gains and losses on investments

For the three months ended Dec. 31, 2013, THL Credit recognized a net realized gain of $0.2 million related to a revision to previously recognized dividend income and realized gain as a result of adjusted tax estimates from YP and Surgery Center as well as a realized loss related to the escrow receivable. For the year ended Dec. 31, 2013, THL Credit recognized net realized gains of $2.6 million related primarily to the proceeds received from THL Credit’s equity investments in YP and Surgery Center.

For both the three months and the year ended Dec. 31, 2012, THL Credit recognized a realized gain of $0.4 million related to the sale of broadly syndicated first lien secured term loans in five companies held for short-term investment purposes.

Net change in unrealized appreciation on investments

For the three months ended Dec. 31, 2013 and 2012, THL Credit’s investment portfolio had a net change in unrealized appreciation of $2.4 million and $0.9 million, respectively. For the years ended Dec. 31, 2013 and 2012, THL Credit’s investment portfolio had a net change in unrealized appreciation of $0.3 million and ($1.2) million, respectively.

As of Dec. 31, 2013 and Dec. 31, 2012, net unrealized appreciation on investments, excluding provisions for tax, was $2.9 million and $2.6 million, respectively.

The net change in unrealized appreciation compared to the same periods in the prior year was driven by changes in capital market conditions and in the financial performance of certain portfolio companies, including adjustments to the fair value of two companies placed on non-accrual status in the second half of 2013.

Provision for taxes on unrealized gain on investments

For the three months ended Dec. 31, 2013 and 2012, the provision for taxes on unrealized gain on investments was $1.0 million and $0.5 million, respectively. For the years ended Dec. 31, 2013 and 2012, the provision for taxes on unrealized gain on investments was $2.0 million and $0.5 million, respectively.

The increase was due to temporary tax differences related primarily to valuation changes of the Company’s equity investments held in consolidated blocker corporations.

Realized and unrealized appreciation (depreciation) on interest rate derivative

For the three months ended Dec. 31, 2013 and 2012, THL Credit’s interest rate derivative agreement, had a net change in unrealized depreciation of $0.03 million and $0.06 million, respectively. For the years ended Dec. 31, 2013 and 2012, THL Credit’s interest rate derivative agreement had a net change in unrealized depreciation of $0.8 million and ($1.1) million, respectively.

The net change in unrealized depreciation was due to capital market changes impacting swap rates.

For the three months ended Dec. 31, 2013 and 2012, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.1 million and $0.1 million, respectively. For the years ended Dec. 31, 2013 and 2012, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.4 million and $0.2 million, respectively.

The increase in the realized loss of the interest rate derivative agreement, which was entered into on May 10, 2012, was the result of a full year of payments in 2013 compared to a partial year of payments in 2012.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations totaled $10.7 million and $9.8 million, or $0.32 and $0.37 per share, for the three months ended Dec. 31, 2013 and 2012, respectively.

Net increase in net assets resulting from operations totaled $42.7 million and $27.6 million, or $1.41 and $1.26 per share, for the years ended Dec. 31, 2013 and 2012, respectively.

This increase in net assets from operations for the comparative years is due to the continued growth in net investment income, which is a result of growing the portfolio, dividends and realized gains from THL Credit’s equity investments in YP and Surgery Center, and is offset by a provision for taxes on unrealized gain on investments as well as changes in the unrealized value of the interest rate derivative.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

As of Dec. 31, 2013, THL Credit had cash of $7.8 million.

THL Credit’s liquidity and capital resources are derived from its revolving credit facility and equity raises and cash flows from operations, including investment sales and repayments, and income earned. The Company’s primary use of funds includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses it incurs. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

At Dec. 31, 2013, THL Credit had $204.3 million in outstanding borrowings, which was comprised of $93.0 million outstanding on the Company’s term loan and $111.3 million outstanding on the Company’s revolving credit facility, with a weighted average interest rate of 3.63 percent. THL Credit borrowed $410.7 million under its revolving credit facility and increased the size of its term loan facility by $43.0 million for the year ended Dec. 31, 2013, and repaid $299.4 million on its revolving credit facility with proceeds from the public equity offering, term loan borrowings, investment prepayments and sales and income earned.

For the year ended Dec. 31, 2013, THL Credit’s operating activities used cash of $210.5 million primarily in connection with the purchase of investments and its financing activities provided cash of $265.3 million of net proceeds from the public equity offering and proceeds received from net borrowings and used cash of $44.7 million for the payment of dividends to stockholders and $7.0 million for the payment of financing and offering costs.

For the year ended Dec. 31, 2012, THL Credit’s operating activities used cash of $95.4 million primarily in connection with the purchase of investments and its financing activities provided cash of $130.9 million from the public equity offering and proceeds received from net borrowings and used cash of $29.4 million for the payment of dividends to stockholders and $6.8 million for the payment of financing and offering costs.

RECENT DEVELOPMENTS

From Jan. 1, 2014 through March 5, 2014, THL Credit made five new investments of $39.9 million in the transportation, energy and utilities, food and beverage and financial services industries. Of the $39.9 million of new investments 43.7 percent were first lien senior secured debt, 50.1 percent were second lien debt, 4.1 percent were equity investments and 2.1 percent were investments in funds. All of the new debt investments were floating rate and had a weighted average yield based upon cost at the time of the investment of 10.2 percent.

From Jan. 1, 2014 through March 5, 2014, THL Credit received proceeds of $28.8 million from prepayments or sales of investments in eight companies in the IT services, financial services, healthcare and manufacturing industries, including prepayment premiums of $0.3 million. Of the aggregate principal amount of investments prepaid or sold, 5.8 percent were first lien senior secured debt, 57.9 percent were subordinated debt, 29.3 percent were investment in funds, 3.7 percent were CLO residual interests and 3.3 percent was an equity investment. Of the debt investments prepaid, 9.1 percent were floating rate and 90.9 percent were fixed rate with a PIK election.

From Jan. 1, 2014 through March 5, 2014, THL Credit received proceeds of $2.8 million as part of dividend recapitalizations from its equity investments in YP and Surgery Center. The character of these proceeds as dividends or capital gains will be determined in connection with the closing of the first quarter of 2014.

On March 4, 2014, the Company’s investment management agreement was re-approved by its Board of Directors.

On March 4, 2014, THL Credit’s Board of Directors declared a dividend of $0.34 per share payable on March 31, 2014 to stockholders of record at the close of business on March 17, 2014.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on March 6, 2014, at 8:30 a.m. Eastern Standard Time. The conference call will be led by James K. Hunt, chief executive officer, Terrence W. Olson, chief operating officer and chief financial officer, and Christopher J. Flynn, co-president.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 28674347. THL Credit will also broadcast the conference call live via its website at www.thlcredit.com. Starting approximately two hours after the conclusion of the call, a replay will be available through March 13, 2014, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 28674347. The replay will also be available on the Company’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.thlcredit.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

(in thousands, except per share data)

	December 31, 2013	December 31, 2012
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $645,911 and $391,699, respectively)	$648,860	$394,339
Non-controlled, affiliated investments (cost of $7 and $10, respectively)	7	10

Total investments at fair value (cost of $645,918 and $391,709, respectively)	$648,867	394,349
Cash	7,829	4,819
Deferred financing costs	4,604	3,817
Interest receivable	7,225	2,594
Escrow receivable	1,800	—
Due from affiliate	1,025	420
Other deferred costs	825	—
Prepaid expenses and other assets	441	134
Receivable for paydown of investments	275	125

Total assets	$672,891	$406,258

Liabilities:
Loans payable	$204,300	$50,000
Payable for investment purchased	4,400	—
Accrued incentive fees	3,421	3,279
Base management fees payable	2,243	1,514
Accrued expenses	1,617	739
Deferred tax liability	2,414	454
Accrued credit facility fees and interest	567	115
Due to affiliate	474	—
Interest rate derivative	284	1,053
Accrued administrator expenses	158	304
Income taxes payable	71	—
Dividends payable	—	1,316

Total liabilities	219,949	58,774
Commitments and contingencies (Note 8)
Net Assets:
Preferred stock, par value $.001 per share, 100,000 preferred shares authorized, no preferred shares issued and outstanding	—	—
Common stock, par value $.001 per share, 100,000 common shares authorized, 33,905 and 26,315 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	34	26
Paid-in capital in excess of par	450,043	343,723
Net unrealized appreciation on investments, net of provision for taxes of $2,414 and $454, respectively	535	2,187
Net unrealized depreciation on interest rate derivative	(284)	(1,053)
Interest rate derivative periodic interest payments, net	(613)	(180)
Accumulated undistributed net realized gains	2,023	348
Accumulated undistributed net investment income	1,204	2,433

Total net assets	452,942	347,484

Total liabilities and net assets	$672,891	$406,258

Net asset value per share	$13.36	$13.20

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	For the years ended December 31,
	2013	2012	2011
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$66,787	$49,808	$34,903
Dividend income	4,074	456	280
Other income	790	269	416
From non-controlled, affiliated investment:
Other income	2,999	2,592	1,810

Total investment income	74,650	53,125	37,409
Expenses:
Incentive fees	10,682	7,017	4,790
Base management fees	7,521	4,943	4,012
Credit facility interest and fees	5,623	3,138	1,043
Administrator expenses	3,608	3,225	2,872
Other general and administrative expenses	1,977	1,344	1,321
Amortization of debt issuance costs	1,470	968	687
Professional fees	1,288	1,200	1,092
Directors’ fees	581	517	535

Total expenses	32,750	22,352	16,352
Income tax provision and excise tax	511	581	22

Net investment income	41,389	30,192	21,035
Realized and Unrealized Gain on Investments:
Net realized gain on non-controlled, non-affiliated investments	2,604	353	979
Net change in unrealized appreciation on investments:
Non-controlled, non-affiliated investments	309	(1,240)	2,120
Non-controlled, affiliated investments	—	(1)	1

Net change in unrealized appreciation on investments	309	(1,241)	2,121

Net realized and unrealized (loss) gain from investments	2,913	(888)	3,100
Provision for taxes on unrealized gain on investments	(1,960)	(454)	—
Interest rate derivative periodic interest payments, net	(433)	(180)
Net change in unrealized depreciation on interest rate derivative	769	(1,053)	—

Net increase in net assets resulting from operations	$42,678	$27,617	$24,135

Net investment income per common share:
Basic and diluted	$1.37	$1.38	$1.04
Net increase in net assets resulting from operations per common share:
Basic and diluted	$1.41	$1.26	$1.20
Weighted average shares of common stock outstanding:
Basic and diluted	30,287	21,852	20,167

ABOUT THL CREDIT

THL Credit, Inc. (“THL Credit”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Los Angeles, New York, Houston and Chicago. THL Credit is a direct lender that invests in subordinated, or mezzanine, debt and second lien secured debt, which may include an associated equity component such as warrants, preferred stock or other similar securities. THL Credit also selectively invests in first lien senior secured loans that generally have structures with higher interest rates, which include unitranche investments. In certain instances, THL Credit will also make direct equity investments and may also selectively invest in more liquid broadly syndicated loans from time to time. THL Credit targets investments in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

ABOUT THL CREDIT ADVISORS LLC

THL Credit Advisors LLC (“THL Credit Advisors”) is an investment manager for both direct lending and broadly syndicated high yielding investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. THL Credit Advisors maintains a variety of advisory or sub-advisory relationships across its investment platform, including THL Credit, Inc. (Nasdaq: TCRD), a publicly traded business development company, and THL Credit Senior Loan Fund (NYSE: TSLF), a non-diversified, closed-end management investment company. Headquartered in Boston, THL Credit Advisors also has investment teams in Chicago, Houston, Los Angeles and New York.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

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